Exhibit 99.1

    InterDigital Completes One Million Share Repurchase and $2.50
           Cumulative Convertible Preferred Stock Redemption

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 27, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that it has completed its share repurchase program previously announced in June 2004. The one million share repurchase was accomplished over a seven week period.

    The Company also announced that it has fully redeemed its class of $2.50 Cumulative Convertible Preferred Stock outstanding as of June 15, 2004.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. In addition, InterDigital is developing proprietary technology solutions with future product potential to address emerging telecommunications issues. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com